Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
CTC COMMUNICATIONS GROUP, INC.


	The undersigned, being the President and Secretary, respectively, of CTC COMMUNICATIONS GROUP, INC., (the "Corporation"), pursuant to Section 245 of the Delaware General Corporation Law, does hereby certify the following:

1.	The name of the Corporation is CTC Communications Group, Inc.

2.	The Certificate of Incorporation of the Corporation was filed with the Secretary of State on October 21, 1998 under the name
"CTC Telecom Corp." and an Amendment to the Certificate of the Corporation was filed with the Secretary of State on January 8, 1999 changing the name of the Corporation to "CTC Communications
Group, Inc."

3.	The following resolutions establishing a new series of Preferred
Shares were adopted by the Board of Directors in accordance with
Section 151 of the General Corporation Laws of the State of
Delaware:

RESOLVED, that 666,666 Preferred shares, with a par value of $1.00 per share, are to be designated Series A Convertible
Preferred Stock; and be it further

RESOLVED, that the relative rights, privileges, preferences, restrictions and/or limitations or those shares designated Series
A are as set forth in Article FOURTH of this Certificate of Incorporation.

4.	The Certificate of Incorporation is hereby amended by changing the designation of the registered and principal office of this Corporation in Article SECOND to read as follows:

SECOND:	The address of the registered and principal office of
this Corporation in this state is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange St., in the City of Wilmington, County of New Castle, State of Delaware 19801 and the name of the registered agent at said address is The Corporation Trust Company.

5.	The Certificate of Incorporation is hereby further amended by adding the following Section 16 of Article FOURTH, and by adding the following Articles NINTH and TENTH:

			FOURTH:
	16. Preemptive Rights. The Purchasers who are parties to the Purchase Agreement have certain preemptive rights set forth in the Purchase Agreement entitling them, in certain circumstances, to acquire securities to be issued by the Corporation.

	NINTH:		Except as otherwise provided in the
provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

	TENTH:	If at any time this corporation shall have a
class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

6.	The Restated Certificate of Incorporation was duly adopted
pursuant to Section 245 of the Delaware General Corporation Law by the Corporation's board of directors and by written consent of the sole stockholder of the Corporation, in accordance with Sections 242 and 228(a) of the Delaware General Corporation Law.

7.	The exact text of the Restated Certificate of Incorporation is as follows:

		FIRST:	The name of the corporation is CTC COMMUNICATIONS
GROUP, INC.

		SECOND:	The address of the registered and principal office of
this Corporation in this state is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange St., in the City of Wilmington, County of Kent, State of Delaware 19801 and the name of the registered agent at said address is The Corporation Trust Company.

		THIRD:	The purpose of the corporation is to engage in any
lawful act or activity for which corporations may be organized under the corporation laws of the State of Delaware.

		FOURTH:	(a)	The corporation shall be authorized to issue
two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is One-Hundred Ten Million (110,000,000), consisting of One-Hundred Million (100,000,000) shares of Common Stock, $0.01 par value (the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, $1.00 par value (the "Preferred Stock"). Of the authorized shares of Preferred Stock, Six Thousand Six Hundred Sixty-Six (666,666) shares shall be designated "Series A Convertible Preferred Stock."

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to limitations prescribed by law or set forth in this Certificate of Incorporation, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix by resolution or resolutions, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

         Subject to the limitations set forth in this Certificate of Incorporation, the Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b) The relative and other rights, preferences, privileges, and restrictions of the Series A Convertible Preferred Stock and the holders thereof (collectively, the "Stockholders") are as follows:

1. Designation. The number of shares of the series designated "Series A Convertible Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock"), shall be 666,666, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock. All capitalized terms used in this Certificate of Incorporation and not otherwise defined shall have the meaning given to such terms in Paragraph 14 of this Section (b) of Article FOURTH.

2. Dividends. The holders of Series A Preferred Stock shall be entitled to participate in all dividends that are declared and paid on Common Stock on the same basis as if all of the Series A Preferred Stock had been converted to Common Stock in accordance with Paragraph 7 of this Section (b) of Article FOURTH.

3. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, each holder of Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation's debts and other liabilities, to be paid in cash in full, before any distribution is made on any Junior Securities, an amount in cash (the "Liquidation Amount") equal to the greater of (i) the Series A Preference Amount, or (ii) the Minimum Preference Amount, provided, however, if the amount each such holder of Series A Preferred Stock would have received had such holder converted all Series A Preferred Stock held by such holder into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation would be equal to or greater than the Liquidation Amount, the Series A Preferred Stock shall be automatically converted into Common Stock in accordance with the terms herein, effective immediately prior to such liquidation, dissolution or winding up of the Corporation. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding Senior Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount to which they are entitled with respect to their Senior Preferred Stock, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation's debts and other liabilities shall be distributed among the holders of the Senior Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Senior Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Senior Preferred Stock shall have been paid in full the preferential amounts to which they shall be entitled to receive on account of their Senior Preferred Stock, the remaining net assets of the Corporation shall be distributed to the other stockholders of the Corporation as their respective interests may appear.

(b) Consolidation, Merger, etc. A consolidation or merger of the Corporation with or into any other corporation or corporations (a "merger") other than a merger in which the holders of the Corporation's Common Stock own a majority of the voting power of the surviving corporation, or a Sale of the Corporation, or the effectuation by the Corporation or its stockholders of a transaction or a series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (a "reorganization") shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph 3, provided, however, the transfer of all or substantially all of the Corporation's assets to one or more wholly owned subsidiaries of the Corporation shall not be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph 3. Any reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be an involuntary liquidation, dissolution or winding up of the Corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the holders of Series A Preferred Stock are not adversely affected by such reorganization. Notwithstanding the foregoing, a consolidation, merger, Sale of the Corporation or reorganization shall not be deemed a liquidation, dissolution or winding up of the Corporation for the purposes of this Paragraph 3 if (i) the holders of the Requisite Percentage of the Series A Preferred Stock waive in writing the provisions of the preceding two sentences, as applicable and (ii) the Board of Directors of the Corporation consents to such waiver.

(c) Holders of Series A Preferred Stock shall not be entitled to any additional distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation in excess of the amounts set forth in this Paragraph 3.

4.	Voting.

(a)	Rights of Series A Preferred Stock. Except as otherwise required by law or as provided herein and subject to the rights of any class or series of capital stock of the Corporation that hereafter may be issued in compliance with the terms of these Articles of Incorporation, the shares of the Series A Preferred Stock shall vote together with the shares of the Corporation's Common Stock and any other shares of the Corporation's stock which, by its terms, is entitled to vote together with the Series A Preferred Stock and the Common Stock as a single class at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the Corporation's Common Stock, upon the following basis: each holder of shares of Series A Preferred Stock shall be entitled to such number of votes for the Series A Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the lesser of (i) the whole number of shares of the Corporation's Common Stock issuable upon conversion and exercise of all shares of Series A Preferred Stock and Warrants held by such holder immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and (ii) the number of shares of Series A Preferred Stock held by such holder multiplied by 2.476.

5.  Special Approval Rights.

(a)	Restricted Actions.  So long as any shares of Series A Preferred
Stock are outstanding, the affirmative vote of the holders of the Requisite Percentage of Series A Preferred Stock, acting by written consent or voting separately as a single class in person or by proxy, at a special or annual meeting of holders of Series A Preferred Stock called for the purpose, shall be necessary to authorize the Corporation to take any of the following actions (herein, each a "Restricted Action"):

(A)	authorize, or increase or permit any Subsidiary to authorize or increase, the authorized number of shares of, or issue additional shares of Series A Preferred Stock or any class or series of the Corporation's or any Subsidiary's capital stock or options, warrants or other rights to acquire any such capital stock ranking with respect to liquidation preference, dividends or voting rights, senior in right to, or on a parity with, the Series A Preferred Stock or entitling the holders thereof to receive any dividends or distributions (other than stock dividends) at any time when any shares of Series A Preferred Stock are outstanding; provided however, that nothing contained in this Paragraph 5 shall restrict the Company from authorizing or issuing (i) Common Stock or warrants or options to acquire Common Stock or (ii) Straight Preferred Stock;

(B)	amend, repeal or change, directly or indirectly, any of the
provisions of the Certificate of Incorporation of the Corporation or the By-laws of the Corporation in any manner that would alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely;

(C)	at any time when the outstanding shares of Series A Preferred
Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, authorize or effect the declaration or payment of dividends or other distributions (other than stock dividends) upon, or the redemption or repurchase of, any equity securities of the Corporation other than repurchase of Common Stock from departing employees that has been approved by the Compensation Committee and the Board of Directors; or

(D)	at any time when the outstanding shares of Series A Preferred
Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, permit the Board of Directors of the Corporation to consist of more than eleven (11) members.

(b)	Approval.  The approval rights of the holders of shares of Series
A Preferred Stock to authorize the Corporation to take any of the Restricted Actions as provided in this Paragraph 5 may be exercised at any annual meeting of stockholders, at a special meeting of the holders of Series A Preferred Stock held for such purpose or by written consent. At each meeting of stockholders at which the holders of shares of Series A Preferred Stock shall have the right, voting separately as a single class, to authorize the Corporation to take any Restricted Action as provided in this Paragraph 5, the presence in person or by proxy of the holders of the Requisite Percentage of Series A Preferred Stock entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Series A Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series A Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

6. Compensation Committee. Unless otherwise consented to by the holders of the Requisite Percentage of outstanding Series A Preferred Stock, so long as any shares of Series A Preferred Stock are outstanding and so long as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, the Board of Directors shall elect a Compensation Committee of the Board of Directors consisting of three
(3) individuals, one of whom shall be a director designated in writing by the holders of a majority of the Series A Preferred Stock, and the other two of which shall consist of independent directors who are not employed by the Corporation and are not Affiliates of those stockholders who are Affiliates of the Corporation ("Independent Directors"), which Compensation Committee shall be increased by one (1) member, which member shall be the member added pursuant to Section 7.6 of the Purchase Agreement or another member satisfactory to the holders of the Requisite Percentage of outstanding Series A Preferred Stock and the Corporation's chief executive officer. So long as any shares of Series A Preferred Stock are outstanding and so long as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, decisions of the Compensation Committee must be made by the affirmative vote of at least three (3) members. The Compensation Committee shall approve all recommendations to the Board of Directors as to the following, and the Board of Directors shall not have the power to approve any of the following without such recommendation, so long as any shares of Series A Preferred Stock are outstanding and so long as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, provided however, that nothing contained herein shall restrict the Corporation from honoring its contractual obligations existing on April 10, 1998 and disclosed in the Purchase
Agreement:

(i)	the terms of employment, including compensation, of all new
senior management employees;

(ii)	any increases in the compensation or benefits of any senior
management employee;

(iii)	the terms of, and allocations of awards to senior management employees under, any bonus, profit-sharing, or similar incentive plan arrangements;

(iv)	the award of any other incentive or bonus compensation to senior management employees;

(v)	the issuance of capital stock or Convertible Securities to any employees or directors of the Corporation or its Subsidiaries other than upon exercise of options or conversion of Convertible Securities not issued in violation of this Paragraph 6 or in violation of the Articles of Organization of CTC Communications Corp., a Massachusetts corporation; and

(vi)	the issuance of capital stock or Convertible Securities to
consultants to the Corporation or its Subsidiaries other than Common Stock, warrants and options to purchase Common Stock representing not more than 40,000 shares of Common Stock in the aggregate on a fully diluted basis with respect to all such issuances during any fiscal year other than upon exercise of options or conversion of Convertible Securities not issued in violation of this Paragraph 6 or of the Articles of Organization of CTC Communications Corp., a Massachusetts corporation.

7.  Conversion Rights.

(a)  Conversion Procedure.

(i) At any time and from time to time, any holder of Series A Preferred Stock shall have the right, at its option, to convert all or any portion of each share of Series A Preferred Stock (including any fraction of a share) held by such holder into a number of shares of fully paid and nonassessable Common Stock computed by dividing the Series A Preference Amount by the Conversion Price in effect on the Conversion Date; provided, however, that in the event of the conversion of Series A Preference Stock pursuant to Paragraph 3(a) or Paragraph 7(g) of this Section (b) of Article FOURTH, the number of shares of fully paid and nonassessable Common Stock into which each Share of Series A Preferred Stock shall convert shall be computed by dividing the greater of the Series A Preference Amount or $21.39 by the Conversion Price in effect on the Conversion Date.

Notwithstanding any other provision hereof, if a conversion of Series A Preferred Stock is to be made in connection with a Sale of the Corporation, such conversion may, at the election of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the consummation of the Sale of the Corporation, in which case such conversion shall not be deemed to be effective until immediately prior to the consummation of such Sale of the Corporation.

(ii) Subject to the provisions of Paragraph 7(a)(i), each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the effective date of such conversion specified in a written notice (the "Conversion Date"); provided, however, that the Conversion Date shall not be a date earlier than the date such notice is so given, and if such notice does not specify a conversion date, the Conversion Date shall be deemed to be the date such notice is given to the Corporation. On the Conversion Date, the rights of the holder of such Series A Preferred Stock as such holder (including the right to receive dividends) shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(iii) As soon as practicable after the Conversion Date, but in any event within ten (10) business days after the holder has delivered the certificates (or affidavits of loss in form and substance reasonably satisfactory to the Company) evidencing the shares of Series A Preferred Stock converted into shares of Common Stock in accordance herewith, the Corporation shall deliver to the converting holder:

(x) a certificate or certificates representing, in the aggregate, the number of shares of Common Stock issued upon such conversion, in the same name or names as the certificates representing the converted shares and in such denomination or denominations as the converting holder shall specify and a check for cash with respect to any fractional interest in a share of Common Stock as provided in clause (vii) of this Paragraph 7(a); and
(y) a certificate representing any shares that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted.
(iv) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of any shares of Series A Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock so issued upon such conversion shall be validly issued, fully paid and nonassessable.

(v) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner that interferes with the timely conversion of Series A Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Series A Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

(vi) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series A Preferred Stock. All shares of Common Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation applicable to the Corporation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(vii) No fractional shares of Common Stock or script shall be issued upon conversion of shares of the Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Corporation's Board of Directors.

(b) Conversion Price. The initial conversion price shall be nine dollars ($9.00), which may be adjusted from time to time hereafter (as so adjusted, the "Conversion Price") . If and whenever on or after the original date of issuance of the Series A Preferred Stock the Corporation issues or sells, or in accordance with Paragraph 7(c) is deemed to have issued or sold, any shares of its Common Stock or Convertible Securities for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then upon such issue or sale, the Conversion Price shall be reduced to an amount determined by dividing (a) the sum of (1) the product derived by multiplying (i) the Conversion Price in effect immediately prior to such issue or sale times (ii) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received (or deemed received pursuant to Paragraph 7(c)(ii) below) by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Paragraph 7, the following shall be applicable:

(i) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the cumulative minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof and, if applicable, the exercise, conversion and exchange of any other Convertible Securities that such Convertible Securities may be converted into or exchanged for, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock and, if applicable, any other Convertible Securities, are actually issued upon the exercise, conversion or exchange of such Convertible Securities.

(ii) Change in Exercise Price or Conversion Rate. If the additional consideration payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock should change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price that would have been in effect at such time had such Convertible Securities that are still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time such Convertible Securities were initially granted, issued or sold; and on the termination date of any right to exercise, convert or exchange such Convertible Securities without such right having been duly exercised, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(iii) Exceptions for Excluded Securities. Notwithstanding the foregoing, no adjustments shall be made under this Paragraph 7(c) with respect to the issuance of any Excluded Securities.

(iv) Valuation of Non-Cash Consideration. In the event that Convertible Securities are issued for consideration other than cash, the value of such consideration shall be made by a good faith determination by the Board.

(d) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately reduced, and conversely, in the event the outstanding shares of Common Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In any such event all numbers, percentages, computations and the like in this Section (b) of Article FOURTH shall be deemed modified as necessary to give appropriate effect to such subdivision or combination.

(e) Certain Events. If an event not specified in this Paragraph 7 occurs that has substantially the same economic effect on the Series A Preferred Stock as those specifically enumerated, then this Paragraph 7 shall be construed liberally, mutatis mutandis, in order to give the Series A Preferred Stock the intended benefit of the protections provided under this Paragraph 7. In such event, the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Paragraph 7 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock.

(f)  Notices.

(i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of Series A Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any dissolution or liquidation.

(g) Mandatory Conversion. Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock of the Corporation on the basis set forth in Paragraph 7(a) upon not less than 10 days prior written notice of conversion (the "Conversion Notice") from the Corporation, which Conversion Notice and mandatory conversion shall not be effective unless (i) the average closing bid price (or closing sales price, as applicable) per share for the Corporation's Common Stock on the Nasdaq Stock Market (or such national stock exchange upon which the Corporation's Common Stock is then listed), for the period of thirty (30) consecutive trading days ending on the last trading day prior to the giving of the Conversion Notice, is (aa) in the case of a Conversion Notice given prior to April 10, 2002, at least three hundred percent (300%) of the highest Conversion Price in effect during any portion of such thirty
(30) trading day period or (bb) in the case of a Conversion Notice given on or after April 10, 2002, at least one hundred percent (100%) of the highest Conversion Price in effect during any portion of such thirty (30) trading day period, and (ii) a "Shelf Registration" pursuant to the Registration Rights Agreement with respect to the "Registrable Securities" (including those issuable upon such conversion) shall be effective as of the time the Series A Preferred Stock converts into Common Stock. Holders of shares of Series A Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. At such time as at least 500,000 shares of Series A Preferred Stock shall have been converted into Common Stock pursuant to this Paragraph 7, all other then outstanding shares of Series A Preferred Stock shall thereupon automatically be converted into fully paid and nonassessable shares of Common Stock of the Corporation in the basis set forth in Paragraph 7(a). As promptly as practicable after such conversion, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to this Paragraph 7. Until such time as a holder of shares of Series A Preferred Stock shall surrender its certificate or certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

8.  Redemption.
(a) The Series A Preferred Stock may be redeemed (in whole or in part) at the option of the holders of the Requisite Percentage of Series A Preferred Stock on or after the Maturity Date (an "Optional Redemption"). In any such case, the holders of the Requisite Percentage of Series A Preferred Stock shall notify the Corporation in writing of its or their intent to exercise the rights afforded by this Paragraph 8(a) and specify a date not less than 90 nor more than 180 days from the date of such notice on which the Series A Preferred Stock shall be redeemed (the "Optional Redemption Date"). Upon receipt of such notice, the Corporation shall promptly notify the remaining holders of the Series A Preferred Stock of the Optional Redemption Date. The remaining holders have the right to participate in such redemption if they so elect by giving the Corporation written notice to such effect within 20 days of having received such notice. The Corporation shall redeem on the Optional Redemption Date all shares of Series A Preferred Stock being redeemed in cash by wire transfer of immediately available funds in an amount equal to the greater of the Series A Preference Amount of such shares or the Minimum Preference Amount of such shares to the extent funds are legally available for such redemption.

(b) If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on an Optional Redemption Date are insufficient to redeem the total number of outstanding shares of Series A Preferred Stock entitled to redemption, the holders of shares of Series A Preferred Stock entitled to redemption shall share ratably in any funds legally available for redemption of such shares according to the respective amounts that would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Preferred Stock, such funds will be used at the earliest permissible time, to redeem the balance of such shares, or such portion thereof for which funds are then legally available. From and after the Corporation's receipt of an Optional Redemption notice pursuant to Paragraph 8(a), the Corporation shall be obligated to use its best efforts to take such actions as may be necessary (including, without limitation, the issuance of additional equity securities, the revaluation or recapitalization of the Corporation or the consummation of a merger or sale of assets) in order to permit the full and timely redemption of the shares of Series A Preferred Stock entitled to redemption.

(c) If, for any reason, the Corporation fails to redeem all shares of Series A Preferred Stock entitled to redemption on an Optional Redemption Date (i) the unredeemed shares shall remain outstanding and shall continue to have all rights and preferences (including, without limitation, dividend and voting rights) provided for herein, and (ii) the holders of such unredeemed shares shall have the ongoing right to be redeemed in accordance with this Paragraph 8, together with such rights and remedies as may be available under applicable law.

(d) The notices provided for in this Paragraph 8 shall be sent, if by or on behalf of the Corporation, to the holders of the Series A Preferred Stock at their respective addresses as shall then appear on the records of the Corporation, or if by any holder of Series A Preferred Stock to the Corporation at its principal executive office as set forth in the Purchase Agreement, by first class mail, postage prepaid, (i) notifying such recipient of the redemption, the date of such redemption, the number of shares of Series A Preferred Stock to be redeemed, and the redemption price therefor and (ii) in the case of any notice by or on behalf of the Corporation, stating the place or places at which the shares called for redemption shall, upon presentation and surrender of such certificates representing such shares, be redeemed.

9. Status of Reacquired Shares.  Any shares of Series A Preferred
Stock redeemed pursuant to Paragraph 8 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Preferred Stock.

10. Rank. The Series A Preferred Stock shall rank senior in right as to dividends and upon liquidation, dissolution or winding up to all Junior Securities, whenever issued.

11. Identical Rights. Each share of the Series A Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series A
Preferred Stock.

12. Certificates. So long as any shares of the Series A Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement as required by Section 151(f) of the General Corporation Law of the State of Delaware.

13. Amendments. Any provision of these terms of the Series A Preferred Stock may be amended, modified or waived if and only if the holder of the Requisite Percentage of Series A Preferred Stock has consented in writing or by an affirmative vote to such amendment, modification or waiver of any such provision of this Section (b) of Article FOURTH.

14.  Definitions.
"Affiliate or Affiliates" shall mean with respect to any Person, any other Person that would be considered to be an affiliate of such Person under Rule 144(a) under the Securities Act of 1933, as amended, as in effect on April 10, 1998, if such Person were issuing securities.
"Certificate of Incorporation" shall mean this Certificate of Incorporation, as amended from time to time.
"Common Stock" shall mean the Corporation's Common Stock, $.01 par value. "Common Stock Deemed Outstanding" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, plus the number of shares of Common Stock issuable upon the exercise in full of all Convertible Securities whether or not the Convertible Securities are convertible into, exercisable or exchangeable for Common Stock at such time.
"Conversion Price" shall have the meaning set forth in Paragraph 7(b) hereof.
"Convertible Securities" shall mean securities or obligations that are exercisable for, convertible into or exchangeable for shares of Common
Stock. The term includes options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other securities that are convertible into or exchanged for Common Stock.
"Excluded Securities" shall mean any (a) Common Stock or Convertible Securities issued in exchange for, or any Common Stock issued upon exercise or conversion of Convertible Securities that are, Excluded Securities (for this purpose only, as such term is defined in the Articles of Organization of CTC Communications Corp., a Massachusetts corporation, as in effect immediately before the Reorganization) in connection with the Reorganization, (b) Common Stock issuable upon the exercise, conversion or exchange of Convertible Securities described in clause (a), or (c) Common Stock or warrants or options to acquire Common Stock issued after the consummation of the Reorganization to (i) employees, directors or consultants to the Corporation or its subsidiaries with the approval of the Compensation Committee to the extent such approval is required under Paragraph 5(c) hereof, (ii) lenders who are not Affiliates of the Corporation as partial consideration for senior debt financing to the Corporation, (iii) equipment lessors who are not Affiliates of the Corporation as partial consideration for equipment lease financing to the Corporation, (iv) licensors who are not Affiliates of the Corporation as partial consideration for license agreements with the Corporation, (v) bond and Straight Preferred Stock purchasers as partial consideration for issuances of debt securities or Straight Preferred Stock pursuant to underwritten public offerings of such debt securities or Straight
Preferred Stock under the Securities Act of 1933, as amended, (vi) bond and Straight Preferred Stock purchasers as partial consideration for issuance of such debt securities or Straight Preferred Stock pursuant to offerings under Rule 144A yielding the Corporation, with respect to each such offering, proceeds of at least $75,000,000 (net of any interest or dividend escrows or similar arrangements), (vii) bond and Straight
Preferred Stock purchasers as partial consideration for issuances of such debt securities or Straight Preferred Stock pursuant to offerings under Rule 144A yielding the Corporation with respect to each such offering, proceeds of at least $40,000,000 (net of any interest or dividend escrows or similar arrangements) sold to at least five purchasers, who are not Affiliates of one another, (viii) any Persons (including the stockholders or owners of Persons) as all or part of the consideration paid for the acquisition of ownership interests in, or assets of, such Person unless
(aa) such Person is an Affiliate of the Corporation (other than a Subsidiary) or (bb) Affiliates of the Corporation collectively own more than ten percent (10%) of the ownership interests in such Person or (ix) to Comm-Tract Corp. and Comm-Tract Corp. of New York or their owners in consideration for the acquisition of said companies by the Corporation involving the issuance of Common Stock at a price which is not less than $9.00 per share. For purposes of clause (viii) above, the value of consideration other than cash received by the Corporation in return for the issuance of Common Stock shall be determined in good faith by the Board.
"Independent Directors" shall have the meaning set forth in Paragraph 6 hereof.
"Junior Securities" shall mean any of the Corporation's Common Stock and all other equity securities of the Corporation other than (i) the Series A Preferred Stock and (ii) any other shares of the Corporation's preferred stock (a) which by their terms, state that they are not Junior Securities or provide the holders thereof with rights pari passu with or senior to those of the holders of Series A Preferred Stock and (b) are issued in compliance with this Section (b) of Article FOURTH.
"Maturity Date" shall mean April 9, 2003.
"Minimum Preference Amount" shall mean $25.41 per share of Series A
Preferred Stock.
"Person" shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof. "Preferred Stock" shall mean the Series A Preferred Stock.
"Preferred Stock Derivatives" shall mean any Common Stock or Convertible Securities issued to holders of Series A Preferred Stock in exchange therefor, as a stock dividend thereon, in respect thereof in connection with a stock split or recapitalization or in connection with the exercise of preemptive rights pertaining thereto pursuant to the Purchase
Agreement.
"Purchase Agreement" shall mean that certain Securities Purchase Agreement dated as of April 10, 1998 among the Purchasers named therein and CTC Communications Corp., as it may be amended from time to time.
"Purchase Price" of any share of Series A Preferred Stock shall be $18.00. "Registration Rights Agreement" shall mean that certain Registration
Rights Agreement between CTC Communications Corp. and the holder(s) of the Series A Preferred Stock, as it may be amended from time to time. "Reorganization" shall mean the consummation of the transactions by which CTC Communications Corp. becomes a subsidiary of this Corporation pursuant to the Amended and Restated Agreement and Plan of Reorganization between CTC Communications Group, Inc. A Delaware
Corporation, CTC-Newco, Inc. a Delaware corporation and CTC
Communications Corp., a Massachusetts corporation dated as of March 1, 1999.
"Required Consent" shall have the meaning set forth in Paragraph 5. "Requisite Percentage" shall mean a majority.
"Restricted Action" shall have the meaning set forth in Paragraph 5.
"Sale of the Corporation" shall mean a single transaction or a series of transactions pursuant to which a Person or Persons acquire (i) capital stock of the Corporation possessing the voting power to elect a majority of the Corporation's board of directors (whether by merger, consolidation or sale or transfer of the Corporation's capital stock); or (ii) all or substantially all of the Corporation's assets determined on a consolidated basis.
"Senior Preferred Stock" shall mean the Series A Preferred Stock and any other preferred stock of the Corporation designated by the Corporation in accordance with this Section (b) of Article FOURTH, the terms of which preferred stock provide for it to be treated as Senior Preferred Stock for purposes of the particular sections herein in which the term "Senior Preferred Stock" is used.
"Series A Preference Amount" shall mean, as of any date, an amount per share of Series A Preferred Stock equal to the Purchase Price increasing from April 10, 1998 through the date in question at a rate of nine percent (9%) per annum, compounding semi-annually in arrears from April 10, 1998 and prorated on a daily basis for partial periods.
"Series A Preferred Stock" shall mean the Corporation's Series A Preferred Stock, $1.00 par value.
"Straight Preferred Stock" shall mean preferred stock of the Corporation which (i) is neither a Convertible Security nor convertible into or exchangeable for any other security other than preferred stock meeting the requirements of this definition or debt securities, (ii) is issued solely for cash payable upon issuance, (iii) accrues dividends only at a rate or rates fixed in the certificate of designation or amendment to the Certificate of Incorporation designating such preferred stock, (iv) has no voting rights other than as required by law, (v) entitles the holders thereof to receive, in the aggregate, not more than the purchase price therefor plus the amount of any accrued unpaid dividends in respect thereof, and (vi) does not otherwise directly or indirectly alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely.
"Subsidiary" shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.
"Warrants" shall mean the Warrants issued pursuant to the Purchase
Agreement to purchase 133,333 shares of Common Stock, as adjusted from time to time.
15. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in this Resolution (as such Resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights preferences and limitations set forth in this Resolution (as so amended) which can be given effect without implicating the invalid, unlawful or unenforceable right preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.

16. Preemptive Rights. The Purchasers who are parties to the Purchase Agreement have certain preemptive rights set forth in the Purchase Agreement entitling them, in certain circumstances, to acquire securities to be issued by the Corporation.

	FIFTH:	The following provisions are inserted for the management of
the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

(1) Subject to the provisions of this Certificate of Incorporation, the number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2) Subject to the provisions of this Certificate of Incorporation, the Board of Directors shall have power without the assent or vote of the stockholders:

(a) To make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b) To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of director's interest, or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders, provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH:		No director shall be liable to the corporation or any
of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.


	SEVENTH:		Whenever a compromise or arrangement is proposed
between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them (Excluding Series A Convertible Preferred Stock), any court or equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of any such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.


	EIGHTH:	The
corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and this Certificate of Incorporation, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

	NINTH:		Except as otherwise provided in the provisions
establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

	TENTH:	If at any time this corporation shall have a class of stock
registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.


	IN WITNESS WHEREOF, CTC Communications Group, Inc. has caused this Restated Certificate of Incorporation to be signed by its Chairman and attested by its Secretary, who does hereby affirm, under the penalties of perjury, that the facts stated herein are true, this 25th day of August, 1999.


				CTC COMMUNICATIONS GROUP, INC.

				By:  /s/ Robert J. Fabbricatore
					Robert J. Fabbricatore, Chairman


ATTEST:
By:  /s/ John D. Pittenger
 	John D. Pittenger, Secretary